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                                                                      EXHIBIT 12


DELTA AIR LINES, INC.
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS (LOSS) TO FIXED CHARGES (In millions, except ratios)


                                                     Three Months      Three Months       Six Months        Six Months
                                                        Ended             Ended             Ended             Ended
                                                       June 30,          June 30,          June 30,          June 30,
                                                         2002              2001              2002              2001
                                                     ------------      ------------       ----------        ----------
Earnings (loss)
    Loss before income taxes                             $(287)            $ (99)            $(889)            $(321)

Add (deduct)
    Fixed charges from below                               330               287               645               568
    Interest capitalized                                    (4)              (10)              (10)              (19)
                                                         -----             -----             -----             -----

Earnings (loss) as adjusted                              $  39             $ 178             $(254)            $ 228

Fixed charges
    Interest expense                                     $ 168             $ 127             $ 325             $ 247
    Portion of rental expense representative
      of the interest factor                               162               160               320               321
                                                         -----             -----             -----             -----

Total fixed charges                                      $ 330             $ 287             $ 645             $ 568

Ratio of earnings (loss) to fixed charges (1)             0.12              0.62             (0.39)             0.40
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(1)      Fixed charges exceeded our adjusted earnings (loss) by $291 million and
         $899 million for the three and six months ended June 30, 2002, respectively, and $109 million and $340 million for the three and six months ended June 30, 2001, respectively.